Exhibit 3.54

ARTICLES OF ORGANIZATION

OF

MERITAGE HOMES OF ARIZONA REALTY LLC

Pursuant to Arizona Revised Statutes § 29-632, the undersigned states as follows:

1. Name. The name of the limited liability company (the “Company”) formed by this instrument is “Meritage Homes of Arizona Realty LLC”.

2. Office. The address of the Company’s known place of business in Arizona is 8800 E. Raintree Dr., Suite 300, Scottsdale, Arizona 85260.

3. Agent. The name and street address in Arizona of the initial statutory agent of the Company is Corporation Service Company, 2338 W. Royal Palm Road, Suite J, Phoenix, Arizona 85012.

4. Management. Management of the Company is vested in one or more managers.

5. Manager(s). The name and address of the Company’s managers at the time of its formation are as follows:

Meritage Paseo Crossing, LLC

8800 E. Raintree Dr., Suite 300

Scottsdale, Arizona 85260

Janine Long

8800 E. Raintree Dr., Suite 300

Scottsdale, Arizona 85260

6. Member(s). The name and address of each member who owns a twenty percent or greater interest in the capital or profits of the Company are as follows:

Meritage Paseo Crossing, LLC

8800 E. Raintree Dr., Suite 300

Scottsdale, Arizona 85260

7. Additional Matters. The Company is authorized to engage in any and all business authorized by law. The managers of the Company shall have the authority to execute and deliver documents and instruments on behalf of the Company, all of which shall be binding on the Company; provided, however, that any action undertaken by a manager other than Meritage Paseo Crossing, LLC shall also require joinder by Meritage Paseo Crossing, LLC.

Dated: June 17, 2014	/s/ Mel Faraoni
Mel Faraoni, Organizer

STATEMENT OF AFFILIATION

To the Arizona Corporation Commission:

Meritage Homes of Arizona Realty LLC, a to-be-formed Arizona limited liability company, Meritage Homes Operating Company, LLC, Meritage Homes of Arizona, Inc., Meritage Homes of Colorado, Inc., Meritage Homes of Nevada, Inc., Meritage Homes of Texas Holding, Inc., Meritage Homes of Tennessee, Inc. Meritage Homes of the Carolinas, Inc., and Meritage Homes of South Carolina, Inc. are affiliated in that they have the same ultimate parent.

DATED: June 17, 2014	/s/ Mel Faraoni
Mel Faraoni, Organizer for
Meritage Homes of Arizona Realty LLC and Vice President – Associate General Counsel for:
Meritage Homes Operating Company, LLC
Meritage Homes of Arizona, Inc.
Meritage Homes of Colorado, Inc.
Meritage Homes of Nevada, Inc.
Meritage Homes of Texas Holding, Inc.
Meritage Homes of Tennessee, Inc.
Meritage Homes of the Carolinas, Inc.
Meritage Homes of South Carolina, Inc.

ACCEPTANCE OF STATUTORY AGENT

Corporation Service Company, having been appointed to serve as statutory agent for Meritage Homes of Arizona Realty LLC, hereby accepts said appointment and agrees to serve in that capacity until replaced by the limited liability company or until the effective date of any resignation submitted by the undersigned.

Corporation Service Company
2338 W. Royal Palm Road, Suite J
Phoenix, Arizona 85012

By:	/s/ Maria Long
Printed Name:	Maria Long
Title:	Asst. Sec.